UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): June 2, 2003


                              Sono-Tek Corporation
             (Exact name of registrant as specified in its charter)

                         Commission File Number: 0-16035

          New York                                             14-1568099
State of Incorporation)                                (I.R.S. Employer ID No.)


2012 Route 9W, Milton, New York                                    12547
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code (845) 795-2020

ITEM 7:  FINANCIAL INFORMATION AND EXHIBITS


         c. Exhibits:

         Exhibit No.                Exhibit Description
      ---------------            -------------------------
99.1     Press release issued by Registrant, dated as of June 2, 2003

ITEM 9:  REGULATION FD DISCLOSURE

The information contained in this Item 9 of this Current Report on Form 8-K is being furnished pursuant to "Item 12. Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

On June 2, 2003, the Registrant issued a press release announcing its financial results for the quarterly period ending February 28, 2003 and for the year ended February 28, 2003. A copy of the earnings release is attached as Exhibit 99.1.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONO-TEK CORPORATION

By:      /s/ Christopher L. Coccio
         Christopher L. Coccio
         Chief Executive Officer

July 22, 2003

                                                                   Exhibit 99.1

                 Sono-Tek Announces Its Fourth Quarter Earnings
                     Seventh Consecutive Profitable Quarter

(June 2, 2003-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $923,729 for the three months ended February 28, 2003, an increase of 20% or $155,103 compared to sales of $768,626 for the same period of last year. The increase is due to increasing demand for the Company's newest generation of spray fluxer, the SonoFlux 2000F. For the year ended February 28, 2003 the Company reported sales of $3,157,756 as compared to $3,469,409 for the same period of last year. The decline in sales is due to lower sales of specialty coating systems for national defense contracts. For the three months ended February 28, 2003, the Company had net income of $64,022 compared to income of $112,862 from continuing operations, and earnings of $14,703 from discontinued operations for the prior year period. For the year ended February 28, 2003, the company had net income of $120,956 compared to a loss of $186,391 last year.

Our balance sheet is slightly improved from last year at this time with working capital at $527,085 at February 28, 2003 from working capital of $499,948 last year, liabilities have been reduced from $2,452,461 at February 28, 2002 to $2,074,807 at February 28, 2003, and shareholders' deficiency reduced from $782,554 at February 28, 2002 to $639,453 at February 28, 2003. Management has taken action to preserve working capital by seeking longer term financing, and by restructuring agreements with current lenders to defer payments of principal.

The Company experienced a turn-around in profitability during the last seven quarters as a result of changes in management, discontinuance of unprofitable business segments, reductions in the cost structure, and settlements with creditors. The Company has benefited from having a stable work force and a cohesive management team and expects this to be an asset as the economy recovers. The Company returned its focus to its core business, ultrasonic nozzles and systems, and partially offset the downturn in the electronics industry by developing new uses for its products in the growing medical products field, and the defense industry.

"The Company introduced the SonoFlux 2000F fluxer and a new liquid metal nozzle system this year and has sold over 50 nozzle systems specifically designed for coating arterial stents. We are continuing to develop coatings for medical and nano-technology customers, and expect to continue to create new business opportunities in these fields", stated Dr. Christopher L. Coccio, Sono-Tek's CEO and President.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which
includes  Form  10-KSB  and  Form  10-QSBs   containing   additional   important
information.





Sono-Tek Corporation

Selected Financial Data


                                           Year Ended        Three Months Ended
                                           February 28,          February 28,
                                         2003         2002     2003        2002
                                         -----------------   ------------------

Net Sales                            $3,157,756  $3,469,409  $923,729  $768,626
                                     ==========  ========== =========  ========

Net Income (Loss)                      $120,956   $(186,391) $64,022   $127,565
                                       ========   =========  =======   ========

Basic Earnings (Loss) Per Share -        $0.01      $(0.02)   $0.01      $0.01
                                         =====      =======   =====      =====

Diluted Earnings (loss) Per Share -      $0.01      $(0.02)   $0.01      $0.01
                                         =====      =======   =====      =====

Weighted Average Shares - Basic      9,096,436    9,096,436 9,200,159 9,095,801
                                     =========    ========= ========= =========

Weighted Average Shares - Diluted   10,265,644    9,096,436 9,444,603 9,207,228
                                    ==========    ========= ========= =========